Exhibit 99.1

Dendreon Announces Interim Data from Phase 3 PROVENGE IMPACT Trial
-- Conference Call Scheduled for 9:00 AM ET Today --

SEATTLE, October 6, 2008 – Dendreon Corporation (Nasdaq: DNDN) announced today that it has completed the planned interim analysis of the Phase 3, randomized, double-blind, placebo-controlled IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment, also known as D9902B) clinical trial designed to assess the safety and efficacy of the investigational active cellular immunotherapy PROVENGE® (sipuleucel-T) in men with metastatic androgen-independent prostate cancer.  While Dendreon remains blinded to the data, the independent data monitoring committee (IDMC) reported to Dendreon a 20 percent reduction in the risk of death in the PROVENGE arm relative to placebo (Hazard Ratio= 0.80; 95% Confidence Interval [0.610-1.051]) .  The IDMC observed no safety concerns and recommended that the study continue to its final analysis.

“The treatment effect we have observed in this interim analysis is consistent with that observed in the integrated analysis of our previous Phase 3 trials in this patient population when analyzed at a similar 24-month follow-up time,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon.  “Given the delayed treatment effect we have seen in previous studies, we are pleased to see evidence suggesting a prolongation of survival in the PROVENGE arm at the time of the interim analysis, as well as a favorable safety profile.”

At the final analysis, which is anticipated in the middle of 2009, if the study demonstrates approximately a 22 percent reduction in the risk of death, based on 304 events, the company would expect the study to meet its primary endpoint of overall survival.

“We look forward to the final results next year and the opportunity to make PROVENGE available to the many men with advanced prostate cancer who currently have few appealing treatment options,” said Dr. Gold.

The IMPACT trial is a randomized, double-blind, placebo-controlled Phase 3 study which enrolled 512 men with metastatic, androgen-independent prostate cancer with a primary endpoint of overall survival.  Following the U.S. Food and Drug Administration (FDA) Advisory Committee vote that there was substantial evidence of efficacy of PROVENGE and that PROVENGE was reasonably safe, the FDA requested additional clinical data to support the proposed efficacy claim.  The FDA previously agreed that a positive final analysis for overall survival from the IMPACT trial would be sufficient to meet its request for additional clinical information to support the proposed efficacy claim for PROVENGE.

About Hazard Ratios
The hazard ratio is an estimate of the treatment effect in the treated versus the control group in a trial.  The hazard ratio reported means that a PROVENGE patient who at the time of the interim analysis has 0.80 times the chance of dying compared to someone in the placebo group.  Its reciprocal, 1.25, means a placebo patient has 1.25 times the chance of dying compared to someone in the PROVENGE group (this is the method that hazard ratios were reported in our previous trials).

About Active Cellular Immunotherapy with PROVENGE
PROVENGE may represent the first product in a new class of active cellular immunotherapies that are uniquely designed to use live human cells to engage the patient's own immune system with the goal of eliciting a specific long-lasting response against cancer.  Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity.

About Prostate Cancer
Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than one million men in the United States have prostate cancer, with an estimated 186,320 new cases expected to be diagnosed in 2008, and approximately 28,660 men expected to die this year from the disease. Currently there are limited treatment options for men with advanced, metastatic prostate cancer.

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response.  Dendreon is also developing an orally-available small molecule called Trp-p8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia.  The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

Conference Call Information
Dendreon will host a conference call today at 9:00 a.m. ET, 6:00 a.m. PT. To access the live call, dial 1-877-419-6598 (domestic) or +1-719-325-4935 (international).  The call will also be audio webcast and will be available from the Company's website at www.dendreon.com under the "Investor/Webcasts and Presentations" section.  A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-203-1112 (domestic) or +1-719-457-0820 (international); the conference ID number is 5304314. The replay will be available from 2:00 p.m. ET on Monday, October 6 until midnight ET on Wednesday, October 8.  In addition the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Contact Information:

Investors:
Jennifer Cook Williams
Dendreon Corporation
(206) 829-1500

Media:
Katherine Stueland
WeissComm Partners
(312) 208-0320